Exhibit 1.2
AMENDMENT TO STAND-BY PURCHASE AGREEMENT
November 22, 2005
BioTime, Inc.
6121 Hollis Street
Emeryville, California 94608
     Reference is made to the Standby Purchase Agreement, dated August 30, 2005 (the “Agreement”), by and among BioTime, Inc., a California corporation (the “Company”) and each of the persons named on Schedule I of the Agreement as “Guarantors.” The Company and the undersigned Guarantors hereby agree that the Subscription Price shall be $0.40 per Unit. All other terms and conditions of the Agreement remain in full force and effect.

BIOTIME, INC.

By:

Judith Segall

Title:	Vice President

GUARANTORS:

Alfred D. Kingsley

Greenway Partners, LP

By: Greenhouse Partners, LP General Partner

By:
Alfred D. Kingsley,
General Partner

George Karfunkel

Broadwood Partners, LP

By: Broadwood Capital, Inc., General Partner

By:
Neal C. Bradsher, President

Cyndel & Co., Inc.

By:
Steven Bayern, President